Exhibit 99.1

                [THE FIRST OF LONG ISLAND CORPORATION LETTERHEAD]

November 4, 2003                                   For More Information Contact:
                             Mark D. Curtis, Senior Vice President and Treasurer
                                                        (516) 671-4900, Ext. 556

                             PRESS RELEASE IMMEDIATE
                 THE FIRST OF LONG ISLAND CORPORATION ANNOUNCES
                             THIRD QUARTER EARNINGS

      Glen Head, New York, November 4, 2003 - For the first nine months of this year, earnings per share were $2.04 compared to $2.03 earned in the corresponding 2002 period. For the third quarter of 2003, earnings per share were 70 cents versus 71 cents earned in the same quarter last year. Net income for the most recent nine months was $8,487,000. As of September 30, 2003, total assets were $913,503,000 and the growth of our core products continues to be good.

      The most significant items positively affecting earnings for the nine months were a 14% increase in average checking balances and an unusually large commercial mortgage prepayment fee received in the first quarter. Other important factors also favorably impacting earnings were gains on sales of equity securities and the continued growth of money market type savings balances and residential mortgages.

      Overwhelmingly, the most negative influence on earnings is the overall decline in interest rates. On a sequential quarter-to-quarter basis, after a modest uptick in the first quarter, net interest margin continued to decrease. As we have cautioned in the past, sustained lower interest rates should result in continued margin pressure and further negatively impact our income.

      Also affecting our earnings were expenses of our growth strategies particularly the opening of our three New York City commercial branches. The New York City branches were opened on June 2, 2003 and so far the results are encouraging. While it is premature to predict their ultimate success, we remain optimistic regarding the long-term results of our New York City strategy and investment. Our free checking campaign was started at the end of the first quarter and is attracting consumer checking business to the Bank resulting in a growth of over 10% in the number of net new consumer checking accounts so far this year.

                            BALANCE SHEET INFORMATION

                                                        9/30/03         9/30/02
                                                       ---------       ---------
                                                             (in thousands)

Total Assets ...................................        $913,503        $787,126

Net Loans ......................................         293,931         244,932

Investment Securities ..........................         531,949         438,006

Checking Deposits ..............................         292,079         242,648

Savings and Time Deposits ......................         486,366         453,173

Total Stockholders' Equity .....................          88,371          85,106


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

                          INCOME STATEMENT INFORMATION

                                              Nine Months Ended       Three Months Ended
                                           ----------------------   ----------------------
                                            9/30/03      9/30/02     9/30/03      9/30/02
                                           ---------    ---------   ---------    ---------
                                                (in thousands, except per share data)
Net Interest Income ..................      $24,459      $23,783      $8,286      $ 8,113
Provision For Loan Losses (Credit) ...          335           50         185         (100)
                                            -------      -------      ------      -------
    Net Interest Income After Loan
      Loss Provision (Credit) ........       24,124       23,733       8,101        8,213
                                            -------      -------      ------      -------

Noninterest Income ...................        4,653        4,127       1,651        1,319
Noninterest Expense ..................       17,456       16,174       5,899        5,426
                                            -------      -------      ------      -------
  Income Before Income Taxes .........       11,321       11,686       3,853        4,106
Income Tax Expense ...................        2,834        3,077         969        1,112
                                            -------      -------      ------      -------
  Net Income .........................      $ 8,487      $ 8,609      $2,884      $ 2,994
                                            =======      =======      ======      =======

Earnings Per Share:
  Basic ..............................      $  2.08      $  2.06      $  .71      $   .72
  Diluted ............................      $  2.04      $  2.03      $  .70      $   .71

      This earnings release contains "forward-looking statements" within the meaning of that term as set forth in Rule 175 of the Securities Act of 1933 and Rule 3b-6 of the Securities Act of 1934. Such statements are generally contained in sentences including the words "may" or "expect" or "could" or "should" or "would" or "believe". The Corporation cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, and therefore actual results could differ materially from those contemplated by the forward-looking statements. In addition, the Corporation assumes no duty to update forward-looking statements.

      For more detailed financial information please see the Corporation's Form 10-Q for the quarterly period ended September 30, 2003. The Form 10-Q will be available on or before November 14, 2003 and can be obtained from our Finance Department located at 10 Glen Head Road, Glen Head, New York 11545, or you can access Form 10-Q by going to our website at www.fnbli.com and clicking on "The First of Long Island Corporation."


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